UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (date of earliest event reported): November 4, 2025
Lucid Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39408	85-0891392
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7373 Gateway Boulevard Newark, CA		94560
(Address of Principal Executive Offices)		(Zip Code)
Registrant's telephone number, including area code: (510) 648-3553
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	LCID	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01 Entry into a Material Definitive Agreement.
As previously announced by Lucid Group, Inc. (“Lucid” or the “Company”), on August 4, 2024, the Company entered into a credit agreement providing for an unsecured delayed draw term loan facility (the “DDTL Facility”) in an aggregate principal amount of $750 million with Ayar Third Investment Company (“Ayar”), an affiliate of the Public Investment Fund (“PIF”), as the sole lender, and as administrative agent thereunder. The final maturity date of the DDTL Facility is August 4, 2029.
On November 4, 2025 (the “Effective Date”), the Company entered into an Amendment No. 1 to Credit Agreement (the “DDTL Amendment”), pursuant to which the aggregate delayed draw term commitment was increased from $750 million to an aggregate principal amount of approximately $2.0 billion.
Pursuant to the DDTL Amendment, within 30 days after the Effective Date, the Company shall pay to Ayar, an upfront fee in an amount equal to 0.75% of the result of (x) the aggregate delayed draw term commitments as of the date of such payment minus (y) $750,000,000. In addition, the Company is required to pay a quarterly undrawn fee at a rate equal to 0.50% per annum on the total amount of the unused commitments of the DDTL Facility. As of the date hereof, the Company has not requested any draws under the DDTL Facility.
The foregoing description of the terms of the DDTL Amendment is not a complete description thereof and is qualified in its entirety by the full text of such agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.02 Results of Operations and Financial Condition.
On November 5, 2025, the Company issued a press release announcing its results for the third quarter ended September 30, 2025. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.
Lucid uses its ir.lucidmotors.com website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.
The information in Item 2.02 of this Current Report on Form 8-K and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 5, 2025, the Company announced that Eric Bach, Senior Vice President, Product and Chief Engineer, has left the Company, effective as of November 5, 2025. Mr. Bach is eligible to receive severance benefits under the Company’s Executive Severance Plan, subject to the terms and conditions thereof. Also effective as of November 5, 2025, Emad Dlala, has been appointed to Senior Vice President, Engineering and Digital. Mr. Dlala most recently served as Senior Vice President of Powertrain and joined Lucid in 2015.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
10.1	Amendment No. 1 to Credit Agreement, dated November 4, 2025, among Lucid Group, Inc., and Ayar Third Investment Company, as the sole lender and administrative agent
99.1	Lucid Press Release Dated November 5, 2025
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 5, 2025

LUCID GROUP, INC.

	By:	/s/ Taoufiq Boussaid
Taoufiq Boussaid
Chief Financial Officer